Results of June 12, 2003 shareholder meeting
(Unaudited)


An annual meeting of shareholders of the fund was held on
June 12, 2003. At the meeting, each of the nominees for
Trustees was elected, as follows:
    Votes for		  Votes withheld
Jameson Adkins Baxter 	129,842,715			2,493,906
Charles B. Curtis 		129,864,407 			2,472,214
John A. Hill			129,885,192 			2,451,429
Ronald J. Jackson		129,943,400 			2,393,221
Paul L. Joskow			129,910,820 			2,425,801
Elizabeth T. Kennan	 	129,841,038			2,495,583
Lawrence J. Lasser		129,892,082 			2,444,539
John H. Mullin, III		129,867,947			2,468,674
Robert E. Patterson		129,921,601 			2,415,020
George Putnam, III		129,895,032 			2,441,589
A.J.C. Smith			129,979,420 			2,357,201
W. Thomas Stephens		129,968,839 			2,367,782
W. Nicholas Thorndike 	129,779,344 			2,557,277

All tabulations are rounded to nearest whole number.